Exhibit 99.1

For Immediate Release
Wednesday, November 8, 2000

YORK, Pa.--Nov. 8, 2000--John C. Miles, II, Chairman and Chief Executive Officer of DENTSPLY International, Inc. (NASDAQ: XRAY) and Kent E. Searl, Chairman and Chief Executive Officer of Pro-Dex, Inc. (NASDAQ: PDEX) today announced an agreement in principal whereby DENTSPLY will acquire all of the issued and outstanding shares of Pro-Dex.

The agreement in principal provides that each share of Pro-Dex will be exchanged, at the completion of the transaction, for .091 shares of DENTSPLY, yielding an indicated value for the transaction of approximately $30 million.

The transaction is expected to be completed in the first quarter of 2001. It is subject to due diligence by the parties, regulatory approval, approval by Pro-Dex shareholders and DENTSPLY's Board of Directors, completion of a definitive agreement, and other customary closing conditions. For the fiscal year ending June 30, 2000, Pro-Dex reported sales of $26.7 million.

Pro-Dex, Inc. is a Colorado-based holding company with the following wholly-owned subsidiaries: Micro Motors, Inc., located in Santa Ana, California, is the manufacturer of miniature pneumatic (air) motors and handpieces used in dental, medical and industrial applications; Oregon Micro Systems, Inc., located in Beaverton, Oregon, manufactures motion control products; Biotrol International, Inc., located in Louisville, Colorado, is a manufacturer and marketer of a full line of infection control and preventive products specifically designed for the dental care provider; and Challenge Products, Inc., which manufactures preventive care products including a complete line of fluoride gels and polishing pastes that are marketed through Biotrol and other private label distributors.
Commenting on the transaction, Mr. John C. Miles II, Chairman and Chief Executive Officer of DENTSPLY said, "The Pro-Dex product lines are an excellent fit with DENTSPLY's existing business. Moreover, they allow DENTSPLY to enter the large infection control segment of dentistry with products that hold a leading marketshare position. Additionally, we look forward to expanding Pro-Dex's international business through our in-place global infrastructure."

Mr. Kent E. Searl, Chairman and Chief Executive Officer of Pro-Dex, Inc. commented "I am delighted for Pro-Dex employees and shareholders. Shareholders will realize fair value, while employees will now have vastly expanded career opportunities as part of the world's largest dental manufacturer."

DENTSPLY designs, develops, manufactures and markets a broad range of products for the dental market.

The Company believes that it is the world's leading manufacturer and distributor of dental prosthetics, endodontic instruments and materials, prophylaxis paste, dental sealants, ultrasonic scalers, and crown and bridge materials; the leading United States manufacturer and distributor of dental x-ray equipment, dental handpieces, dental x-ray film holders, film mounts and bone substitute/grafting materials; and a leading United States manufacturer or distributor of impression materials, orthodontic appliances, dental cutting instruments, intra-oral cameras and dental operatory software systems.

The Company distributes its dental products in over 100 countries under some of the most well established brand names in the industry.

DENTSPLY is committed to the development of innovative, high quality, cost-effective new products for the dental market.

This press release contains forward-looking statements which describe potential future events. Actual results could differ materially from these expectations as a result of some of the activities described herein and certain risk factors. For a detailed description of these risk factors, please refer to the Company's Annual Report on Form 10K for the year ended December 31, 1999.

    CONTACT: DENTSPLY International, Inc.
             William R. Jellison, Senior V.P. and CFO
             717/849-4243